                                                                     EXHIBIT 2.1

                           ASSET TRANSFER AGREEMENT

     THIS ASSET TRANSFER AGREEMENT (the "Agreement") is entered into as of this 13th day of November 1998 (the "Effective Date"), by and between TSI International Software Ltd., a Delaware corporation ("TSI"), Software Consulting Partners, Inc., a Delaware corporation ("SCP") and, only with respect to the provisions of Sections 4, 12 and 13, the stockholder of SCP listed on Exhibit A
                                                                      ---------
hereto (the "SCP STOCKHOLDER").

                                   RECITALS

     A. SCP is a consulting group which is in the business of providing installation, maintenance and user support consulting services to enterprises which use SAP software (the "Business").

     B. TSI desires to acquire the Acquired Assets (as defined in Section 1.2) and assume the Assumed Liabilities (as defined in Section 3.1) but no other liabilities of SCP and SCP desires to transfer the Acquired Assets and permit TSI to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement (the transactions contemplated hereby and by the SCP Ancillary Agreements, the TSI Ancillary Agreements and the Escrow Agreement shall be called, collectively, the "Transfer");

     C. At the Closing (as defined in Section 2.1) of this Agreement, in addition to the Transfer:

         1.  Messrs. Ulrich Neubert and James Cameron are entering into with
TSI Employment Agreements in the form of Exhibits C-1 and C-2, respectively, and
                                         --------------------
Ulrich Neubert is entering into a Noncompetition Agreement substantially in the form of Exhibit C-3;
        ------------

         2. SCP and the SCP Stockholder are entering into an Escrow Agreement in substantially the form of Exhibit D hereto (the "Escrow Agreement").
                             ---------

     D. The parties intend the transactions contemplated by this Agreement to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the facts stated in the above recitals and of mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1.  TRANSFER OF ASSETS

         1.1  Agreement to Transfer Assets.  Subject to the terms and
              ----------------------------
conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, SCP agrees to transfer to TSI at the Closing, and TSI agrees to acquire from SCP at the Closing, all of SCP's right, title and interest in and to all of the Acquired Assets (as defined below). The Acquired Assets will be assigned, transferred and conveyed to TSI on the Closing Date (as defined below), free and clear of all mortgages, pledges, liens, deeds of trust, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retentions, conditional sales or other security arrangements, defects in title, prior assignments or claims of any nature whatsoever ("Encumbrances"), except as otherwise expressly set forth in the SCP Disclosure Schedule (as defined below).

         1.2  Acquired Assets Defined.  As used in this Agreement, the term
              -----------------------
"ACQUIRED ASSETS" means, collectively, the following assets of Seller:

              (a) Balance Sheet Assets. Without limiting the other provisions of
                  --------------------
this Section 1.2, all of the assets of SCP described in the balance sheet dated as of September 30, 1998 and any additional assets of SCP acquired by SCP from the date of such balance sheet to the Closing other than Excluded Assets.

              (b) Technology, Products and Intellectual Property.  All of the
                  ----------------------------------------------
following which are or have been used, developed, sold, marketed or purchased by
Seller:

                  (i) all software related to the Business (in both source code and object code form, in any media or format and for all hardware platforms, software platforms and operating environments, including graphical user interfaces) (whether owned by Seller or authored or developed for Seller by any of its employees, contractors or agents),

                  (ii) all copies of documentation, drafts, papers, designs, drawings, schematics, diagrams, models and prototypes related to the software described in Section 1.2(b)(i);

                  (iii) all SCP's licenses, sublicenses or other rights of SCP to use source, object or other executable code copies of third-party computer software;

                  (iv) any product, development tool, testing tool or suite, application, operating system, routine, subroutine, module or other proprietary technology relating to the Business or the products described above, and all computer stored data, diskettes, manuscripts and other items describing any of the foregoing;

                  (v) all SCP's worldwide rights to all of the following (collectively, the "SCP IP Rights"): (A) all patents, patent applications and inventions ("Patents"), (B) trademarks (whether or not registered), trade names, logos, service marks (whether or not registered) ("Trademarks"), (C) copyrights (whether or not registered), copyright registrations, moral rights and works of authorship ("Copyrights"), (D) all know-how, formulae, processes, techniques, confidential business information, inventions (whether or not patented or patentable), trade secrets, and other proprietary information, technology and intellectual property rights, owned by or licensed to SCP , and (E) the exclusive right for TSI to hold itself out, in its discretion, as the successor to the Business of SCP ; and

                  (vi) all derivative works made or developed from any asset described above.

              (c) Customer Lists, Marketing Information.  All of SCP's customer
                  -------------------------------------
lists and customer account histories for customers or prospective customers of the Business (collectively, "Customer Lists"), all data regarding such customers, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the Business or that have been or now are used, developed or purchased in connection with the Business (collectively, "Marketing Materials").

              (d) Inventory.  All inventories of finished products and, work in
                  ---------
process and raw materials that are related to the Business (collectively, the "Inventory").

              (e) Contracts.  All contracts, agreements, engagements, leases and
                  ---------
licenses relating to the Business (collectively, the "Contracts"), together with
(i) all claims, causes of action and rights in favor of SCP now existing or hereafter arising out of the Contracts or the performance thereof, (ii) all warranties and representations made to SCP by third parties under such Contracts, (iii) all rights, remedies, setoffs, allowances, rebates, discounts and credits granted to SCP by third parties in relation to such Contracts, and
(iv) all SCP's rights to payment under the Contracts, whenever earned, for which SCP has not sent an invoice to its customer as of the Closing (each such right to payment under this clause (iv), a "Customer Payment Obligations").

              (f) Business Records. All (i) logs, books, business records,
                  ----------------
files, supplier lists and files, product component lists, sales literature and sales aids, pictures, negatives, camera ready proofs, product catalogs, product sheets and documentation, product displays, advertising materials, manuals, computer and electronic data processing materials and correspondence relating to SCP's Business, (ii) copies of all sales and customer records relating to the Business, and (iii) copies of all the Financial Records; provided, that SCP
                                                         --------
shall retain title to and ownership of the Financial Records and may retain copies of the Financial Records for SCP's internal use. The term

"Financial Records" means all SCP's business, accounting and financial records and analyses pertaining to the operation of the Business.

              (g) Other Tangible Assets. All of the tangible assets and tangible
                  ---------------------
embodiments of intangible assets (including but not limited to personal computers, furniture and equipment) not described in the preceding subparagraphs of this Paragraph 1.2 that, on the Effective Date, relate to the Business (the "Other Tangible Assets").

              (h) Licenses and Permits.  All governmental licenses, permits,
                  --------------------
filings, authorizations, approvals or indicia of authority related to the Business or necessary for the conduct of the Business ("Licenses and Permits").

              (i) Other Assets.  Any other assets which TSI and SCP mutually
                  ------------
agree in writing shall be sold to TSI.

              (j) Interest in Subsidiary. All of SCP's ownership interest in SCP
                  ----------------------
Solutions Europe, B.V., a Netherlands corporation ("SCP-BV").

SCP represents and warrants to TSI that Schedule 1.2 sets forth a description of
                                        ------------
each item included in the Acquired Assets.

         1.3  Excluded Assets.  There shall be excluded from the Acquired
              ---------------
Assets and retained by SCP the assets specifically listed in Schedule 1.3 (the
                                                             ------------
"Excluded Assets").

         1.4  Asset Transfer; Passage of Title; Delivery.  At the Closing, all
              ------------------------------------------
of SCP's right, title to, and interest in all of the Acquired Assets shall pass to TSI, and SCP shall deliver to TSI possession of all of the Acquired Assets. SCP shall further deliver to TSI proper assignments, conveyances and bills of sale, in form reasonably satisfactory to TSI, sufficient to convey to TSI good and marketable title to all the Acquired Assets, free and clear of all Encumbrances, as well as such other instruments of conveyance as TSI may reasonably deem necessary, at or after the Closing, to effect or evidence the transfers provided in this Agreement.

         1.5  Assignment of Contracts.  To the extent that any of the Contracts
              -----------------------
may not, by their terms, be transferred to TSI in accordance with Sections 1.1 and 1.4, which Contracts are listed and so identified on Schedule 4.9, SCP
                                                         ------------
shall, as soon as practicable following the Closing, use its commercially reasonable, diligent efforts to obtain from the relevant third parties the consents, approvals and authorizations necessary to effect the transfer of such Contracts in accordance with this Agreement. Until such Contracts are so transferred, SCP shall perform all of its obligations under such Contracts and use its commercially reasonable, diligent efforts to obtain for TSI the benefits of such Contracts.

         1.6 It is the intention of the parties hereto that the transactions contemplated in this Agreement constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(C) of the Code, and each of the parties hereto: (i) shall report the transactions on all tax returns on a basis which is consistent with such characterization and (ii) shall not take any actions inconsistent therewith.

     2.  REORGANIZATION PRICE; PAYMENTS; CLOSING.

         2.1  The Closing. Subject to termination of this Agreement as provided
              -----------
in Section 11 below, the closing of the Transfer (the "Closing") will take place at the offices of Fenwick & West LLP, 100 The Embarcadero, Suite 300, San Francisco, CA 94105 at 5:00 p.m., Pacific Time on November 16, 1998, or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as SCP and TSI may mutually select (the "Closing Date").

         2.2  Purchase Price.
              --------------

              (a) The purchase price for the Acquired Assets (the "Purchase Price") shall be (i) the Applicable Number (as defined below) of shares of TSI Common Stock, par value $0.01 per share ("TSI Common Stock"), payable on the Closing; and (ii) the Earnout Shares (as defined below), payable ten days following the date on which TSI publicly announces its balance sheet and results of operations for fiscal 1999 (the "Earnout Closing Date").

              (b) The "Applicable Number" will be determined by dividing (i) the amount equal to $1,200,000 ("Base Amount") by (ii) the Closing price of TSI Common Stock as traded on Nasdaq on the last trading day prior to the Effective Date as reported in The Wall Street Journal on the Effective Date.

              (c) At the Closing, TSI will issue to SCP fifty percent (50%) of the Applicable Number of shares of TSI Common Stock. The other fifty percent (50%) of the Applicable Number of shares of TSI Common Stock (the "Escrow Shares") shall be withheld by TSI in order to satisfy SCP's and the SCP Stockholder's indemnification obligations to TSI pursuant to this Agreement. The Escrow Shares shall be administered and paid to SCP, if at all, to the extent, on the terms and conditions and at the times set forth in the Escrow Agreement.

              (d) On the Earnout Closing Date, subject to the terms and conditions set forth in Schedule 2.2(d), this Section 2.2(d) and the Escrow
                        ---------------
Agreement, TSI will issue to SCP the Earnout Shares. The "Earnout Shares" will be determined according to the Schedule set forth on Schedule 2.2(d). The number
                                                     ---------------
of Earnout Shares issued on the Earnout Closing Date, if any, may be reduced as set forth in the Escrow Agreement.

              (e) If prior to the Closing or the Earnout Closing Date, TSI recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the Applicable Number and/or Earnout Shares, as applicable, shall be adjusted appropriately so as to maintain the proportionate interests of SCP and the holders of TSI shares.

     3.  OBLIGATIONS ASSUMED.

         3.1  Liabilities.
              -----------

              (a) Upon consummation of, and effective as of, the Closing, TSI shall assume those (and only those) liabilities of SCP (i) reflected on the Financial Statements that are listed on Schedule 3.1 incurred in the ordinary
                                        ------------
course of SCP's business from the date of the latest Financial Statements to the Closing Date, and (iii) that are listed on Schedule 3.1(a). (collectively, the
                                           ---------------
"Assumed Liabilities").

              (b) Except as expressly provided in Section 3.1(a) above, TSI does not assume and shall not become liable or obligated in any way for any liabilities or obligations of SCP or of any other person or entity, whether known or unknown on the Closing Date, whether then contingent or fixed, and whether then liquidated or unliquidated (collectively, the "Excluded Liabilities"), including but not limited to any liability obligation:

                  (i) arising out of or related to any Proceeding (as defined below) by any person or entity concerning the development, manufacture or distribution of any product or service of SCP or otherwise arising out of or related to the Business, whether or not such Proceeding is pending, threatened or asserted before, on or after the Effective Date;

                  (ii) arising out of or related to the termination of employment of any current or future employees of SCP or any current or future employees of its affiliates;

                  (iii) arising out of or related to: (A) any existing or future Employee Plan (as defined below) or other employee benefit plan, (B) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") except with respect to employees and consultants who will be employed by TSI following the Closing, the Federal Worker Adjustment and Retraining Act ("WARN") or (C) any severance agreement between SCP or its affiliates, on the one hand, and any other person or entity other than the severance obligations of SCP to employees of SCP who will not be offered employment by TSI in connection with the Transfer and expressly set forth on Schedule 3.1;
                                        -------------

                  (iv) arising out of any failure to pay any tax imposed by any federal, state or local governmental entity except for those expressly reserved for in the Financial Statements, Schedule 3.1 or Schedule 3.1a;

                  (v) arising from any breach or default by SCP of, or any warranty or similar claim under, any contract, agreement or commitment of SCP that occurred (or arose from facts occurring) before to the Closing;

                  (vi) arising out of any options and warrants to purchase shares of stock of SCP which are outstanding at the Closing; and

                  (vii) arising out of or in connection with any subsidiary of SCP (other than the Subsidiary) or Software Mobility Company LLC, a Delaware Limited Liability Company.

         3.2  Employment Services Agreement.  In addition to the Assumed
              -----------------------------
Liabilities, TSI and SCP will each execute and deliver to each other at the Closing the Employment Services Agreement attached hereto as Exhibit 3.2 (the
                                                             -----------
"Employment Services Agreement"), under which TSI will agree to engage SCP to deliver the services of the SCP employees listed on Schedule 8.3.
                                                    ------------

         3.3  No Obligations to Third Parties.  The execution, delivery and
              -------------------------------
performance of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, to make any person or entity a third-party beneficiary of this Agreement, or to obligate the parties to any person or entity other than the parties to this Agreement. Assumption by TSI of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against TSI as compared to the rights and remedies such parties would have against SCP if the Closing were not consummated.

     4.  REPRESENTATIONS AND WARRANTIES OF SCP AND THE SCP STOCKHOLDER.

         SCP and the SCP Stockholder jointly and severally represent and warrant that the statements contained in this Section 4 are true and correct, except as expressly set forth herein and in the disclosure schedule delivered by SCP and SCP Stockholder to TSI prior to the execution and delivery of this Agreement (the "SCP Disclosure Schedule"). SCP Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 4, and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Section 4 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

         4.1  Organization and Good Standing.  SCP is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the state of Delaware. SCP-BV is an entity duly organized, validly existing and in good standing under the laws of the Netherlands. SCP and Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

         4.2  Power, Authorization and Validity.
              ---------------------------------

              4.2.1 SCP and the SCP Stockholder have the right, power, legal capacity and authority to enter into and perform its or his obligations under this Agreement, and all other agreements to which SCP and/or the SCP Stockholder is or will be a party that are required to be executed pursuant to this Agreement (the "SCP Ancillary Agreements"). The execution, delivery and performance of this Agreement and the SCP Ancillary Agreements to which SCP is a signatory have been duly and validly approved and authorized by SCP's Board of Directors and duly and validly approved by each of SCP's stockholders, including the SCP Stockholder.

              4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable SCP to enter into, and to perform its obligations under, this Agreement and the SCP Ancillary Agreements, except for
(a) such filings as may be required to comply with federal and state securities laws and (b) the approval of the SCP stockholders of the Transfer.

              4.2.3 This Agreement and the SCP Ancillary Agreements are, or when executed by SCP and/or the SCP Stockholder, as applicable, will be, valid and binding obligations of SCP and/or the SCP Stockholder, respectively, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

         4.3  Subsidiaries.  Except for SCP-BV (the "Subsidiary"), which is
              ------------
wholly-owned by SCP, SCP does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

         4.4  No Violation of Existing Agreements.  The execution and delivery
              -----------------------------------
of this Agreement nor any SCP Ancillary Agreement, and the consummation of the Transfer hereby or thereby, do not and will not (a) breach, violate or conflict with the certificate of incorporation or bylaws of SCP or Subsidiary, as amended to date, (b) conflict with or violate any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation (each a "Regulation") applicable to SCP, to Subsidiary, to the SCP Stockholder or to any of their respects assets or properties, including without limitation, the Acquired Assets, (c) result in any material breach or violation of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any of the Contracts or of any governmental permit held by SCP, or (d) result in the creation of any Encumbrance on any of the Acquired Assets. The consummation of the Transfer and the transfer to TSI of each of the Acquired Assets will not require the consent of any third party, except such consent as SCP shall have obtained before the Closing.

         4.5  Litigation.  There is no action, proceeding, claim or
              ----------
investigation (each a "Proceeding") pending against SCP or Subsidiary before any court or administrative agency that if determined adversely to SCP or Subsidiary may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of SCP or Subsidiary, nor, to the best of SCP's and the SCP Stockholder's knowledge, has any such Proceeding been threatened. There is no reasonable basis for any stockholder or former stockholder of SCP, or any other person, firm, corporation, or entity, to assert a claim against SCP or TSI based upon: (a) ownership or rights to ownership of any shares of stock of SCP, (b) any rights as a stockholder of SCP, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among SCP and any of its present or former stockholders.

         4.6  SCP Financial Statements.
              ------------------------

              (a) SCP has delivered to TSI as Schedule 3.1 SCP's audited balance
                                              -------------
sheet as of June 30, 1998 and income statement and statement of cash flows and an audited balance sheet as of September 30, 1998 (the "Balance Sheet Date") for the periods then ended (collectively the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of SCP, (ii) accurately and fairly present the assets and liabilities of SCP and Subsidiary;
(iii) fairly present the financial condition of SCP at the date therein indicated and the results of operations for the period therein specified and
(iv) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. SCP has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively, other than those liabilities listed on
Schedule 3.1(a).
---------------

              (b) Without limiting the representations and warranties set forth in Section 4.6(a), the net tangible asset deficit, determined in accordance with generally accepted accounting principles consistently applied, including without limitation the liabilities specified on Schedule 3.1 and Schedule 3.1a,
                                        ------------     -------------
("Deficit") of SCP as of the Closing Date will not exceed $3,350,000.00 (the estimate of the Deficit as of the Closing Date provided to TSI on November 10,
1998).

         4.7  Title to Acquired Assets.  SCP has good and marketable title to
              ------------------------
all of the Acquired Assets, free and clear of all licenses and Encumbrances (other than for taxes not yet due and payable). All equipment included in the Acquired Assets is in reasonably good condition and repair, normal wear and tear excepted, and all leases of real or personal property included in the Acquired Assets are fully effective and afford SCP or such Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither SCP nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied. The Acquired Assets are sufficient when combined with the business operations of TSI to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of this Agreement. Except as set forth in this Agreement, there is no agreement, option or other right or privilege outstanding in favor of any person for the purchase or license from SCP of the Business or of any of the Acquired Assets except the sale of inventory in the ordinary course of business.

         4.8  Absence of Certain Changes.  Since the Balance Sheet Date, there
              --------------------------
has not been with respect to SCP or any Subsidiary:

              (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on the Acquired Assets or the Business;

              (b) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the Acquired Assets;

              (c) any Encumbrance placed upon the Acquired Assets;

              (d) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Acquired Assets;

              (e) any change with respect to the management, supervisory or other key personnel thereof; or

              (f) any payment or discharge of an Assumed Liability or any portion thereof.

         4.9  Contracts and Commitments.  Except as set forth on Schedule 4.9,
              -------------------------                          ------------
neither SCP nor any Subsidiary has any:

              (a) contract providing for payments by or to SCP or any Subsidiary in an aggregate amount of $25,000 or more;

              (b) license agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to TSI's counsel);

              (c) agreement for the lease of real or personal property;

              (d) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

              (e) instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

              (f) contract containing covenants purporting to limit SCP's or Subsidiary's freedom to compete in any line of business in any geographic area; or

              (g) any other agreement entered into by SCP other than in the ordinary course of its business.

A true and complete copy of each Contract listed on Schedule 1.2 has been
                                                    ------------
delivered to TSI and its counsel. Neither SCP or nor Subsidiary which is a party to any Contract has committed any material breach or violation of, or material default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or taken any action or permitted any event which gives to others any rights of termination, amendment, acceleration or cancellation of any Contract, and to the best of SCP and the SCP Stockholder's knowledge, no other contracting party to any Contract has committed any material breach or violation of, or material default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or taken any action or permitted any event which gives to others any rights of termination, amendment, acceleration or cancellation of any Contract. Each of the Contracts is valid, binding and is in full force and effect. Neither SCP nor Subsidiary is a party to any contract or arrangement (including without limitation any Contract) which has had or could reasonably be expected to have a material adverse effect on the Business or the Acquired Assets. Neither SCP nor Subsidiary has any material liability for renegotiation of Contracts that are government contracts or subcontracts, if any.

         4.10  Intellectual Property.  SCP and Subsidiary own, or have the
               ---------------------
unrestricted right to use, sell or license the SCP IP Rights, and the SCP IP Rights constitute all the Intellectual Property Rights (as defined below) rights necessary for the conduct of the Business. The execution, delivery and performance of this Agreement and the SCP Ancillary Agreements and the consummation of the Transfer will not result in any material breach or violation of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement governing any SCP IP Right (the "SCP IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SCP IP Right or materially impair the right of SCP or any Subsidiary to use, sell or license any SCP IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by SCP to any person by reason of the ownership, use, license, sale or disposition of the SCP IP Rights. Neither (a) the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by SCP or any of the Subsidiaries or currently under development by SCP or any of the Subsidiaries nor (b) the provision of any service by SCP or any Subsidiaries pursuant to any Contract or SCP Right Agreement by which SCP or any Subsidiary is bound or obligated, violates any license or agreement between SCP or any of the Subsidiaries and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of SCP, threatened Proceedings contesting the validity, ownership or right to use, sell, license or dispose of any SCP IP Right nor, to the best knowledge of SCP, is there any basis for any such Proceeding, nor has SCP received any notice asserting that any SCP IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of SCP, is there any basis for any such assertion. SCP has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material SCP IP Rights. All officers, employees and consultants of SCP and each Subsidiary have executed and delivered to SCP or the Subsidiary an agreement regarding the protection of proprietary information and the assignment to SCP or the Subsidiary of all Intellectual Property Rights arising from the services performed for SCP or the Subsidiary by such persons, the form of which has been delivered to counsel for TSI (the "Invention Assignment Agreements").
Schedule 4.10 contains a list of all applications, registrations, filings and
-------------
other formal actions made or taken pursuant to federal, state and foreign laws by SCP to perfect or protect its interest in SCP IP Rights, including, without limitation, all Patents, Trademarks and Copyrights. SCP has not allowed any SCP IP Rights to fall into the public domain. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, Patents, Trademarks, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

         4.11  Compliance with Laws.  SCP and each of its Subsidiaries has
               --------------------
complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with each Regulation applicable to the Acquired Assets and the Business (the violation of which would have a material adverse effect upon the Acquired Assets or Business), including, without limitation: (a) all applicable Regulations pertaining to (i) the sale, licensing, leasing, ownership, or management of the Acquired Assets, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters; (c) the Export Administration Act and regulations promulgated thereunder and all other Regulations applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. SCP holds, free and clear of any and all Encumbrances, all Licenses and Permits. All Licenses and Permits are freely transferable and are described in Schedule 1.2. Such rights are in full force and effect and SCP
                 ------------
is not in violation of any term or provision or requirement of any such Licenses and Permits, and no person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licenses and Permits.

         4.12.  Employees, ERISA and Other Compliance.
                -------------------------------------

                4.12.1 Except as set forth in Schedule 3.1(a) and Schedule
                                              ---------------     --------
4.12.3 neither SCP nor the Subsidiaries have any employment contract or
------
consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by SCP or the Subsidiary. To SCP's and the Subsidiaries' knowledge, no employee of SCP or of the Subsidiary is in violation of any term of any employment contract, Invention Assignment Agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others and the employment of such employees does not subject SCP or the Subsidiaries to liability.

                4.12.2 SCP and each of the Subsidiaries (a) have never been and are not now subject to a union organizing effort, (b) are not subject to any collective bargaining agreement with respect to any of its employees, (c) are not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (d) have no current labor dispute. SCP and each of the Subsidiaries have good labor relations, and none of them have knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations. To SCP's and the Subsidiaries' knowledge, none of SCP's or the Subsidiaries' key employees intends to leave its employ. A list of all employees, officers and consultants of SCP and the Subsidiaries and their current compensation is set forth on Schedule 4.12.2 and each key employee of
                                     ---------------
SCP and of the Subsidiaries are identified as such on Schedule 4.12.2. SCP and
                                                      ---------------
the Subsidiaries are in compliance with all Regulations, agreements and contracts relating to employment, employment practices, wages, hours and terms and conditions of employment, including but not limited to, employee compensation matters.

                4.12.3 Except as set forth in Schedule 4.12.3, none of the
                                              ---------------
Acquired Assets or Assumed Liabilities include any (a) agreement with any executive officer or other key employee of SCP or the Subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SCP or the Subsidiaries in the nature of the Transfer, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of the Transfer or the value of any of the benefits of which will be calculated on the basis of any of the Transfer by this Agreement or the SCP Ancillary Agreements. To the knowledge of SCP no benefit payable or which may become payable by SCB or a Subsidiary pursuant to any SCP Employee Plan or as a result of or arising under this Agreement may cause an "excess parachute payment" as defined in Code
Section 280G(b)(1) which is subject to the imposition of an excise tax under Code Section 4999 or which would not be deductible by reason of Code Section 280G.

         4.13   No Brokers.  Neither SCP nor the SCP Stockholder is or will
                ----------
become obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the SCP Ancillary Agreements or in connection with the Transfer.

         4.14   Disclosure.  Neither this Agreement, its exhibits and schedules,
                ----------
nor any of the certificates or documents to be delivered by SCP to TSI under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         4.15   Environmental Matters.
                ---------------------

                4.15.1 During the period that SCP and Subsidiary have leased or owned their respective properties or owned or operated any facilities to be assigned or subject to Contracts to be assigned to TSI hereunder, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. SCP has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to SCP or any Subsidiary having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "Disposal," "Release," and "Threatened Release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar Regulation; or (3) regulations promulgated under any of the above laws or statutes.

                4.15.2 None of the properties or facilities of SCP or any Subsidiary to be assigned or subject to Contracts to be assigned to TSI hereunder is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that SCP or any Subsidiary have owned or leased their respective properties and facilities to be assigned or subject to Contracts to be assigned to TSI hereunder, neither SCP nor any Subsidiary nor, to SCP's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities, any Hazardous Materials.

                4.15.3 During the time that SCP or any Subsidiary have owned or leased their respective properties and facilities to be assigned or subject to Contracts to be assigned to TSI hereunder, there has been no Proceeding brought or threatened against SCP or any Subsidiary by, or any settlement reached by SCP or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

         4.16   Investment Representations.
                --------------------------

                4.16.1  Information. SCP acknowledges that TSI has furnished it
                        -----------
with its annual report on Form 10-K for its fiscal year ended December 31, 1997 (the "Fiscal Year End"), its proxy statement for its annual stockholders meeting held on May 27, 1998, its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and all other reports or documents filed by TSI pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Closing (the "TSI Disclosure Package").

                4.16.2  Access to Other Information. SCP recognizes that TSI has
                        ---------------------------
made available to SCP the opportunity to examine such additional documents from TSI and to ask questions of, and receive full answers from, TSI concerning, among other things, TSI, its financial condition, its management, its prior activities and any other information which SCP considers relevant or appropriate in connection with entering into this Agreement and any of the SCP Ancillary Agreements.

                4.16.3  Risks of Investment. SCP acknowledges that the shares of
                        -------------------
TSI Common Stock issued under this Agreement (the "Restricted Securities") will not be registered under the Securities Act and, therefore, constitute "restricted securities" under Rule 144(d), promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act. SCP is familiar with the provisions of Rule 144 which permit only limited resale of "restricted securities," including that such securities must generally be held for at least one year from the date of their acquisition and may then be sold only if certain other requirements are met. Furthermore, SCP understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or some other exemption from the registration requirements of the Securities Act will be required in order to dispose of the Restricted Securities, and that SCP may be required to hold its shares of TSI Common Stock received under this

Agreement for a significant period of time prior to reselling them. SCP accepts the risks of holding such shares indefinitely, and the other risks set forth in the TSI Disclosure Package. SCP is capable of assessing the risks of an investment in TSI Common Stock and is fully aware of the economic risks thereof. SCP acknowledges that TSI `s operating results have in the past and may in the current period and in future periods not meet the expectations of securities analysts and that failure to meets such expectations would be likely to have a material adverse effect on the trading price and salability of TSI Common Stock.

                4.16.4  Investment Intent. SCP is receiving the Restricted
                        -----------------
Securities under this Agreement only for investment for SCP's own account and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

                4.16.5  Restricted Securities. SCP acknowledges and understands
                        ---------------------
that the terms of Transfer have not been reviewed by the SEC or by any state securities authorities, and has been issued in reliance on the exemptions for non-public offerings provided by Rule 506 and Section 4(2) of the Securities Act, which exemptions depend upon, among other things, the representations made and information furnished by SCP, including the bona fide nature of SCP's investment intent as expressed above.

                4.16.6  Legends. SCP also understands and agrees that there will
                        -------
be placed on the certificates evidencing the ownership of the Restricted Securities, the following legends, in addition to any legends required by applicable state laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO EXEMPTIONS THEREFROM.

                4.16.7 Stop Transfer Instructions; No Requirement to Transfer.
                       ------------------------------------------------------
SCP agrees that, in order to ensure compliance with the restrictions referred to herein, TSI may issue appropriate "stop transfer" instructions to its transfer agent. TSI shall not be required (i) to transfer or have transferred on its books any TSI Common Stock that has been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such TSI Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such TSI Common

Stock shall have been so transferred in violation of any provision of this Agreement. TSI agrees that such stop transfer instructions and legends will be promptly removed if the provisions of the Securities Act are complied with.

                4.16.8  Accuracy of Information. All information that SCP
                        -----------------------
provides to TSI hereunder is correct and complete as of the date set forth above.

                4.16.9  Ability to Bear Economic Risk. SCP Stockholder is the
                        -----------------------------
sole stockholder of SCP and is an "accredited" investor, and SCP represents that it (i) is able to bear the economic risk of its investment in the Restricted Securities, (ii) is able to hold the Restricted Securities for an indefinite period of time, (iii) can afford a complete loss of its investment in the Restricted Securities and (iv) has adequate means of providing for SCP's current needs and possible personal contingencies and has no need for liquidity in this investment.

                4.16.10  No Public Solicitation. SCP represents that at no time
                         ----------------------
was SCP presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the Transfer.

                4.16.11  Distribution of Restricted Securities to SCP
                         --------------------------------------------
Stockholder. The parties acknowledge that in connection with the Transfer, SCP
-----------
may distribute the Restricted Securities to the SCP Stockholder. In addition to the other terms and conditions of this Agreement pertaining to the transfer of the Restricted Securities, SCP will make no distribution of the Restricted Securities unless: (a) such distribution is exempt from registration under the Securities Act and all applicable state laws and regulations; and (b) the SCP Stockholder executes a written agreement in favor of TSI to be bound by the representations and warranties set forth in this Section 4.17 with respect to any Restricted Securities received by the SCP Stockholder.

         4.17   Certain Tax Representations of SCP.
                ----------------------------------

                4.17.1 To the best of the knowledge of SCP, there is no plan or intention by the stockholders of SCP to directly or indirectly sell or otherwise exchange any TSI Common Stock received pursuant to this Agreement to TSI or to any direct or indirect agent thereof.

                4.17.2 Excluding for these purposes its ownership interest in Software Mobility Company, LLC ("SMC") and assets which are sold by SCP to Acsis, SCP has not sold or otherwise disposed of any of its assets in anticipation of the transactions contemplated by this Agreement.

                4.17.3 Excluding for these purposes any direct or indirect sales or other dispositions of the assets of SMC and assets which are sold by SCP to Acsis, SCP shall not sell or otherwise dispose of any of its assets except in the ordinary course of business prior to Closing.

                4.17.4 SCP has not made any extraordinary dividend distributions in anticipation of the transactions contemplated by this Agreement. SCP will not make any extraordinary dividend distributions prior to the Closing or in connection with the Closing.

                4.17.5 Before the Closing, SCP will hold its net assets and transfer to TSI at the Closing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SCP immediately prior to Closing. For purposes of this representation, amounts paid by SCP to stockholders who receive cash and other property, if any, and amounts used by SCP to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by SCP immediately preceding the Closing will be included as assets of SCP held immediately prior to Closing.

                4.17.6 The liabilities to which the Acquired Assets are subject were incurred by SCP in the ordinary course of its business.

                4.17.7 None of the compensation received by any stockholder-employees of SCP was separate consideration for, or allocable to, any of their shares of SCP capital stock.

                4.17.8 On or prior to Closing, any prepayment of fees for services to be rendered by SCP or TSI or any affiliate thereof: (i) was reasonable in amount taking into account the services to be provided, (ii) was not separate consideration for the assets of SCP, and (iii) was consistent with the customary business practices of SCP.

                4.17.9 SCP will distribute the stock it receives from TSI pursuant to this Agreement to its shareholders in pursuance to a plan of reorganization within the meaning of Section 368 of the Code.

     5.  REPRESENTATIONS AND WARRANTIES OF TSI

         TSI represent and warrant that the statements contained in this
Section 5 are true and correct, except as expressly set forth herein and in the disclosure schedule delivered by TSI prior to the execution and delivery of this Agreement (the "TSI Disclosure Schedule"). The TSI Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 5, and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Section 5 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

         5.1  Organization and Good Standing.  TSI is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

         5.2  Power, Authorization and Validity.
              ---------------------------------

              5.2.1 TSI has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which TSI is or will be a party that are required to be executed pursuant to this Agreement (the "TSI Ancillary Agreements"). The execution, delivery and performance of this Agreement and the TSI Ancillary Agreements have been duly and validly approved and authorized by TSI's Board of Directors.

              5.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable TSI to enter into, and to perform its obligations under, this Agreement and the TSI Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws.

              5.2.3 This Agreement and the TSI Ancillary Agreements are, or when executed by TSI will be, valid and binding obligations of TSI enforceable in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

         5.3  No Violation of Existing Agreements.  Neither the execution and
              -----------------------------------
delivery of this Agreement nor any TSI Ancillary Agreement, nor the consummation of the Transfer, will (a) breach, violate or conflict with the Certificate of Incorporation or Bylaws of TSI, as amended to date, (b) conflict with or violate any Regulation applicable to TSI or its assets or properties or (c) result in any material breach or violation of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material instrument or contract to which TSI is a party or by which TSI is bound.

         5.4  Absence of Certain Changes.  Since the Fiscal Year End, there has
              --------------------------
not been any change in the financial condition, properties, assets, liabilities, business or operations of TSI which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on TSI or its business, taken as a whole, except as disclosed in the Notice Materials.

         5.5  No Brokers.   TSI is not obligated for the payment of fees or
              ----------
expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the TSI Ancillary Agreements or in connection with the Transfer.

         5.6  Capital Stock.  The shares of TSI Common Stock to be issued in
              -------------
accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, such shares will be issued without any violation of preemptive rights.

         5.7  SEC Filings.  The TSI Disclosure Package did not at the time they
              -----------
were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5.8  Certain Tax Representations of TSI.
              ----------------------------------

              5.8.1 To the best of the knowledge of TSI, the fair market value of the Common Stock of TSI to be transferred to the stockholder of SCP will be approximately equal to the fair market value of the assets exchanged therefor (as reduced by the sum of the liabilities assumed by TSI plus the liabilities to which the Acquired Assets are subject).

              5.8.2 TSI has no plan or intention to sell or otherwise dispose of any of the assets of SCP acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations thereunder.

              5.8.3. TSI has no plan or intention to reacquire any of its stock to be issued pursuant to the transactions contemplated by this Agreement.

              5.8.4 Following the transaction, TSI currently intends to continue the historic business of SCP or use a significant portion of SCP's historic business assets in a business.

              5.8.5 To the knowledge of TSI, none of the shares of TSI Common Stock transferred to the SCP Stockholder pursuant to this Agreement will be separate consideration for, or allocable to, any employment agreement, and the compensation paid by TSI to the SCP Stockholder will be for services rendered and will be commensurate with amounts paid by TSI to third parties bargaining at arm's length for similar services.

     6.  SCP PRECLOSING COVENANTS

         During the period from the date of this Agreement until the Closing, SCP covenants and agrees as follows:

         6.1  Advice of Changes.  SCP will promptly advise TSI in writing (a)
              -----------------
of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of SCP (and to the extent that it comes to the knowledge of an executive officer or director SCP, of any representation or warranty of the SCP Stockholder) contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the Business or Acquired Assets.

         6.2  Maintenance of Business.  SCP will use its best efforts to carry
              -----------------------
on and preserve its Business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Effective Date. If SCP becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of TSI in writing and, if requested by TSI, will exert its best efforts to restore the relationship.

         6.3  Conduct of Business.  SCP will continue to conduct its business
              -------------------
and maintain its business relationships in the ordinary and usual course consistent with past practices and will not, without the prior written consent of the President of TSI:

              (a) borrow any money, except for reasonably and necessary acquisition of business supplies on open account, consistent with past practices in any manner that would adversely affect the Business or Acquired Assets;

              (b) enter into any transaction not in the ordinary course of business that would adversely affect the Business or Acquired Assets;

              (c) consent to or permit any Encumbrance on any of the Acquired Assets except in the ordinary course of its business consistent with past practice and only to an extent which is not material;

              (d) discontinue the Business or dispose of any of the Acquired Assets;

              (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

              (f) fail to maintain the Acquired Assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

              (g) enter into any new, or change any existing, employment or consulting agreement with any officer, employee or consultant;

              (h) amend or terminate any Contract;

              (i) waive or release any material right or claim constituting a Acquired Asset except in the ordinary course of business, consistent with past practice;

              (j) merge, consolidate or reorganize with, or acquire any entity;

              (k) license any of its technology or any of the SCP IR Rights except in the ordinary course of business consistent with past practice;

              (l) change any insurance coverage with respect to the Acquired Assets; or

              (m) agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses.

         6.4  Stockholders Approval. The SCP Stockholder will sign a written
              ---------------------
consent of stockholder in the form of Exhibit 6.4 approving this Agreement, the
                                      -----------
Transfer and related matters.

         6.5  Regulatory Approvals. SCP will execute and file, or join in the
              --------------------
execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which TSI may reasonably request, in connection with the Transfer. SCP will use its best efforts to obtain all such authorizations, approvals and consents.

         6.6  Necessary Consents.  SCP will use its best efforts to obtain such
              ------------------
written consents and take such other actions as may be necessary or appropriate to allow the consummation of the Transfer and to allow TSI to carry on SCP's business after the Closing.

         6.7  Litigation.  SCP will notify TSI in writing promptly after
              ----------
learning of any Proceeding by or before any court, board or governmental agency, initiated by or against it or any Subsidiary, and any Proceeding known by it to be threatened against it or any Subsidiary.

         6.8  No Other Negotiations.  From the Effective Date until the earlier
              ---------------------
of termination of this Agreement or the consummation of the Transfer, SCP will not, and will not authorize or permit any officer, director, employee or affiliate of SCP, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party, or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than TSI), concerning the possible disposition of all or any substantial portion of SCP's business, assets or capital stock by merger, sale or any other means. SCP will promptly notify TSI orally and in writing of any such inquiries or proposals.

         6.9  Access to Information.  Until the Closing, SCP will allow TSI and
              ---------------------
its agents reasonable access the files, books, records and offices of SCP and each Subsidiary, including, without limitation, any and all information relating to SCP's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. SCP will cause its accountants to cooperate with TSI and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         6.10  Satisfaction of Conditions Precedent.  SCP will use its best
               ------------------------------------
efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and SCP will use its best efforts to cause the Transfer to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Transfer.

         6.11  Non-Competition Agreement.  SCP shall obtain from Ulrich
               -------------------------
Neubert a non-competition agreement substantially in the form of Exhibit 6.11 in
                                                                 ------------
which Mr. Neubert agrees not to compete with the business of SCP and TSI (or any successor corporations) for a period of one year after the Closing.

         6.12  Employment Agreements.  SCP shall assist the TSI in negotiating
               ---------------------
and obtaining employment agreements from each of Ulrich Neubert and James Cameron substantially in the forms of Exhibits 6.12A and 6.12B, respectively.
                                      ------------------------

         6.13  Blue Sky Laws.  SCP shall use its best efforts to assist TSI to
               -------------
the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Transfer.

         6.14  Plan of Liquidation.  Prior to Closing, the Board of Directors
               -------------------
of SCP shall authorize, and the shareholders of SCP shall approve, a plan of complete liquidation of SCP pursuant to which, following the Closing, SCP shall promptly dissolve and distribute all of the remaining assets of SCP subject to applicable liabilities to its shareholders (and/or a liquidating trust for the benefit of its shareholders).

     7.  TSI PRECLOSING COVENANTS

         During the period from the date of this Agreement until the Closing, TSI covenants and agrees as follows:

         7.1  Regulatory Approvals.  TSI will execute and file, or join in the
              --------------------
execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which SCP may reasonably request, in connection with the Transfer. TSI will use its best efforts to obtain all such authorizations, approvals and consents.

         7.2  Satisfaction of Conditions Precedent.  TSI will use its best
              ------------------------------------
efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and TSI will use its best efforts to cause the Transfer to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Transfer.

         7.3  Blue Sky Laws.  TSI shall take such steps as may be necessary to
              -------------
comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Transfer, without, however, any requirement to register or qualify any securities in any such jurisdiction.

     8.  POST-CLOSING COVENANTS

         8.1  Bulk Sale Compliance.  To the extent otherwise applicable to the
              ---------------------
Transfer, TSI hereby waives compliance by SCP with the provisions of the Bulk Sales Law of the Uniform Commercial Code of each applicable jurisdiction to the extent applicable to the contemplated transactions. SCP shall indemnify and hold TSI harmless from and against any and all damages that result from such non-compliance.

         8.2  Taxes.  SCP agrees promptly to pay all sales, use or other taxes
              -----
arising from the sale of the Acquired Assets and to defend, indemnify and hold TSI harmless from and against any such taxes or claims for payment thereof by any taxing authority. SCP acknowledges that TSI has made no representation or warranty with respect to the taxability under the Code or otherwise of the transactions contemplated hereby.

         8.3  Retention of SCP and Selected Personnel.  From and after the
              ---------------------------------------
Closing, SCP shall perform its obligations under the Employment Services Agreement. In connection therewith and to further the performance of the Employment Services Agreement, SCP shall use its best efforts to retain all of its present employees listed on Schedule 8.3 through December 31, 1998 and, at
                                ------------
the request of TSI, thereafter, during the term of the Employment Services Agreement.

         8.4  Dissolution.  From and after the Closing, SCP will not engage in
              -----------
any business, will promptly liquidate and dissolve as a corporation, and will distribute all of its assets (including, without limitation, the shares of TSI Common Stock received pursuant to this Agreement) to its shareholder in complete cancellation and redemption of its shares of SCP capital stock. Notwithstanding the foregoing, in the period from Closing through January 15, 1999 (the "Interim Period"), SCP shall continue to nominally employ various employees ("Affected Employees") whose immigration status in the United States would be negatively impacted by a transfer of their employment status from SCP to TSI; provided, however, that (i) these Affected Employees shall be under the direct and/or indirect supervision and control of solely TSI during the Interim Period and
(ii) the functions of SCP in the Interim Period Shall in substance, be limited to winding-up its business and distributing its remaining assets to SCP shareholders.

     9.  CONDITIONS TO OBLIGATIONS OF SCP.

         SCP's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by SCP, but only in a writing signed by SCP):

         9.1  Accuracy of Representations and Warranties.  The representations
              ------------------------------------------
and warranties of TSI set forth in Section 5 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and SCP shall have received a certificate to such effect executed by TSI's President and Chief Financial Officer.

         9.2  Covenants.  TSI shall have performed and complied in all material
              ---------
respects with all of its covenants contained in Section 7 on or before the Closing, and SCP shall have received a certificate to such effect signed by TSI's President and Chief Financial Officer.

         9.3  Compliance with Law.  There shall be no order, decree, or ruling
              -------------------
by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the Transfer.

         9.4  Government Consents.  There shall have been obtained at or prior
              -------------------
to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Transfer by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

         9.5  Opinion of TSI's Counsel.  SCP shall have received from counsel
              ------------------------
to TSI, an opinion substantially in the form of Exhibit 9.5.
                                                -----------

         9.6  Documents.  SCP shall have received all written consents,
              ---------
assignments, waivers, authorizations or other certificates reasonably deemed necessary by SCP's legal counsel for SCP to consummate the Transfer.

         9.7  Consents.  SCP shall have received duly executed copies of all
              --------
material third-party consents and approvals contemplated by this Agreement or the SCP Disclosure Schedule in form and substance reasonably satisfactory to SCP, except for such consents and approvals as TSI and SCP shall have agreed shall not be obtained, as contemplated by the SCP Disclosure Schedule.

         9.8  Registration Rights Agreement.  SCP shall have received a duly
              -----------------------------
executed copy of the Registration Rights Agreement substantially in the form of
Exhibit 9.8.
-----------

     10. CONDITIONS TO OBLIGATIONS OF TSI

         The obligations of TSI hereunder at the Closing are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by TSI, but only in a writing signed by TSI):

         10.1  Accuracy of Representations and Warranties.  The representations
               ------------------------------------------
and warranties of SCP and the SCP Stockholder set forth in Section 4 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and TSI shall have received a certificate to such effect executed by SCP's President and Chief Financial Officer and by the SCP Stockholder .

         10.2  Covenants.  SCP shall have performed and complied in all
               ---------
material respects with all of its covenants contained in Section 6 on or before the Closing, and TSI shall receive a certificate to such effect signed by SCP's President and Chief Financial Officer/Secretary.

         10.3  Compliance with Law.  There shall be no order, decree, or ruling
               -------------------
by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the Transfer.

         10.4  Government Consents.  There shall have been obtained at or prior
               -------------------
to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Transfer by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

         10.5  Opinion of SCP's Counsel.  TSI shall have received from counsel
               ------------------------
to SCP, an opinion substantially in the form of Exhibit 10.1(e).
                                                ---------------

         10.6  Consents.  TSI shall have received duly executed copies of all
               --------
material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the TSI Disclosure Schedule or reasonably deemed necessary by TSI's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of SCP and for TSI to consummate the Transfer in form and substance reasonably satisfactory to TSI, except for such thereof as TSI and SCP shall have agreed shall not be obtained, as contemplated by the TSI Disclosure Schedule.

         10.7  No Litigation.  No litigation or proceeding shall be threatened
               -------------
or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the Transfer, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of SCP.

         10.8   Requisite Approvals.  The principal terms of this Agreement and
                -------------------
the Transfer shall have been approved and adopted by the SCP Stockholder, as required by applicable law and SCP's Certificate of Incorporation and Bylaws, and by SCP's Board of Directors.

         10.9   Escrow.  TSI shall have received an Escrow Agreement executed by
                ------
SCP and the SCP Stockholder, providing for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement to secure performance of the obligations of SCP and the SCP Stockholder under Section 2.

         10.10  Non-Competition Agreements.  TSI shall have received executed
                --------------------------
copies of Non-Competition Agreements executed by TSI and Ulrich Neubert in substantially the form attached hereto as Exhibit 6.11.
                                          ------------

         10.11  Employment Agreements.  TSI shall have received executed copies
                ---------------------
of TSI Employment Agreements executed by TSI and each of Ulrich Neubert and James Cameron in substantially the forms attached hereto as Exhibits 6.12A and
                                                            ------------------
6.12B, respectively.
-----

         10.12  Employees.  At least 20 of the SCP employees listed on Schedule
                ---------                                              --------
8.3 shall have accepted employment with TSI by countersigning the form of offer
---
letter provided by TSI.

     11. TERMINATION OF AGREEMENT

         11.1   Prior to Closing.  This Agreement may be terminated at any time
                ----------------
prior to the Closing by the mutual written consent of each of the parties hereto.

         11.2   At the Closing.  At the Closing, this Agreement may be
                --------------
terminated and abandoned:

                11.2.1 By TSI, if any of the conditions precedent to TSI's obligations set forth in Section 10 above have not been fulfilled or waived at and as of the Closing; or

                11.2.2 By SCP, if any of the conditions precedent to SCP's obligations set forth in Section 9 above have not been fulfilled or waived at and as of the Closing.

Any termination of this Agreement under this Section 11.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

         11.3   No Liability.  Any termination of this Agreement pursuant to
                ------------
this Section 11 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Sections 13.7 and 13.15 and in the Confidentiality Agreement between SCP and TSI dated March 3, 1998, which will survive termination of this Agreement (the "Confidentiality Agreement"); provided, however, that nothing herein will limit the obligation of SCP and TSI to use their best efforts to cause the Transfer to be consummated, as set forth in Sections 6.10 and 7.2, respectively. Notwithstanding the foregoing, nothing in this Section 11 will be construed as relieving SCP of any of its obligations to TSI under that certain Consulting Agreement between TSI and SCP, as amended by an Addendum dated as of October 2, 1998 ("Prior Consulting Agreement").

     12. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

         12.1  Survival of Representations.  All representations, warranties
               ---------------------------
and covenants of TSI contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or one year following the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). Unless otherwise specified herein, all representations, warranties and covenants of SCP will survive the Closing and will continue until the Earnout Closing Date whereupon such representations, warranties and covenants will expire except for covenants that by their terms survive.

         12.2  SCP's Agreement to Indemnify.  Subject to the limitations set
               ----------------------------
forth in this Section 12, SCP and the SCP Stockholder, severally and jointly, will indemnify and hold harmless TSI and its officers, directors, agents and employees, and each person, if any, who controls or may control TSI within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by SCP or the SCP Stockholder in this Agreement, any of the SCP Ancillary Agreements or any certificate, document or instrument delivered by or on behalf of SCP pursuant hereto or thereto.

         12.3  TSI's Agreement to Indemnity.  TSI will indemnify and hold
               ----------------------------
harmless SCP and the SCP Stockholder from and against any and all Damages which may be sustained, suffered or incurred by SCP and/or the SCP Stockholder arising out of any misrepresentation or breach or default in connection with any of the representations, warranties and covenants given or made by TSI in this Agreement, any of the TSI Ancillary Agreements or any certificate, document or instrument delivered by or on behalf of TSI pursuant hereto or thereto.

         12.4  Limitations on Liability.  Anything in this Agreement to the
               ------------------------
contrary notwithstanding, neither SCP nor the SCP Stockholder shall be liable for indemnification under Section 12.2 until the aggregate of all Damages for which indemnity is claimed exceeds $50,000, in which case TSI shall be entitled to indemnification only for the amount in excess of $50,000.

         12.5  Cap.  The maximum aggregate amount for which TSI, SCP and/or the
               ---
SCP Stockholder may be responsible or otherwise liable under this Agreement shall be the amount of the Purchase Price then actually received by SCP or the SCP Stockholder.

         12.6  Exclusive Remedy.  The remedy provided by this Section 12,
               ----------------
subject to the limitations and restrictions set forth herein, shall be the parties' sole and exclusive remedy for the recovery of any damages resulting from, relating to or arising out of this Agreement. No party shall be entitled to an award of punitive or exemplary damages against any other party.

         12.7  Tax Benefit; Insurance.  Any indemnification payment hereunder
               ----------------------
shall take into account (i) any tax benefit to the indemnified party resulting from the loss giving rise to such payment net of any tax cost to such indemnified party resulting from the receipt of such payment and (ii) any insurance proceeds or other third-party reimbursement actually received.

     13. MISCELLANEOUS

         13.1  Governing Law.  The internal laws of the State of Delaware
               -------------
(irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         13.2  Assignment; Binding Upon Successors and Assigns.  Neither party
               -----------------------------------------------
hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.3  Severability.  If any provision of this Agreement, or the
               ------------
application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         13.4  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

         13.5  Other Remedies.  Except as otherwise provided herein, any and
               --------------
all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         13.6  Amendment and Waivers.  Any term or provision of this Agreement
               ---------------------
may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default, and the failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.. The Agreement may be amended by the parties hereto at any time before or after approval of the SCP stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the SCP stockholders without obtaining such further approval.

         13.7  Expenses.  Each party will bear its respective expenses and
               --------
legal fees incurred with respect to all due diligence and preparation of this Agreement, and the negotiation of this Agreement, the SCP Ancillary Agreements, the TSI Ancillary Agreements, the Escrow Agreement, and the consummation of the Transfer.

         13.8  Attorneys' Fees.  Should suit be brought to enforce or interpret
               ---------------
any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         13.9  Notices.  Any notice or other communication required or
               -------
permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid or by facsimile transmission (with conformation of receipt) and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

               (i)  If to TSI:

                    TSI International Software Ltd.
                    45 Danbury Rd.
                    Wilton, Connecticut 06897
                    Attention:  President
                    With a copy to:

                    Fenwick & West LLP
                    100 The Embarcadero, 3rd Floor
                    San Francisco, California 94105
                    Attention:  Robert B. Dellenbach, Esq.

               (ii) If to SCP:

                    Software Consulting Partners, Inc.
                    200 East State Street
                    Suite 202
                    Media, Pennsylvania 19063
                    Attention:  President
                    With a copy to:

                    Blank Rome Comisky & McCauley LLP
                    One Logan Square
                    Philadelphia, Pennsylvania 19103-6998
                    Attention: Alan L. Zeiger, Esq.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 13.9.

         13.10  Construction of Agreement.  This Agreement has been negotiated
                -------------------------
by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         13.11  No Joint Venture.  Nothing contained in this Agreement will be
                ----------------
deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent entities with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

         13.12  Further Assurances.  Each party agrees to cooperate fully with
                ------------------
the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the Transfer and to carry into effect the intents and purposes of this Agreement.

         13.13  Absence of Third Party Beneficiary Rights.  No provisions of
                -----------------------------------------
this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         13.14  Public Announcement.  Upon execution of this Agreement TSI and
                -------------------
SCP will issue a press release, approved in advance of release by the parties announcing the Transfer. Thereafter, TSI may issue such press releases, and make such other disclosures regarding the Transfer, as it determines are required under applicable securities laws or regulatory rules.

         13.15  Confidentiality.  SCP and TSI each recognize that they have
                ---------------
received and will receive confidential information concerning the other during the course of the Transfer negotiations and preparations. Accordingly, TSI and SCP agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) not to make use of or permit to be used any such confidential information other than for the purpose of effectuating the Transfer. The obligations of this
Section 13.15 will not apply to information that (i) is or becomes part of the public domain through no breach of this provision or other obligation of the party seeking to claim public domain status for such information, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law, provided, however, that if such requirement is process of court or other body or tribunal by or against a party to this Agreement, which seeks disclosure of any confidential information by another party to this Agreement, the party who has received such demand will notify the party whose information is requested promptly upon receipt of such demand and will afford such party of a reasonable opportunity to narrow or eliminate the scope of the disclosure or to protect such confidential information upon disclosure. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

         13.16  Entire Agreement.  This Agreement, the TSI Ancillary
                ----------------
Agreements, the SCP Ancillary Agreements and the Escrow Agreement and the exhibits hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement and the Prior Consulting Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TSI INTERNATIONAL SOFTWARE LTD.                       SOFTWARE CONSULTING PARTNERS, INC.

By: /s/ Constance F. Galley                           By /s/ Ulrich Neubert
Name:___________________________________________      Name:__________________________________________

       President and CEO                                     President
Title:__________________________________________      Title:_________________________________________
SCP STOCKHOLDER
(ONLY WITH RESPECT TO ARTICLES 4, 12 AND 13)


By: /s/ Ulrich Neubert
Name:___________________________________________

Title:__________________________________________

                 [Signature Page for Asset Purchase Agreement]